EXHIBIT 10.4

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT, dated as of October 26, 2022 (this “Agreement”) is by and between Infusionz LLC, a Colorado limited liability company (“Pledgor”) and Upexi, Inc., a Nevada corporation (“Pledgee”). Pledgor and Pledgee may be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

A. Pledgor and Pledgee are parties to a certain Membership Interest Purchase Agreement, dated as of the date hereof, by and among Bloomios, Inc., a Nevada corporation (“Bloomios”), Pledgor and Pledgee (the “Purchase Agreement”), pursuant to which Infused Confections LLC, a Wyoming limited liability company and subsidiary of Bloomios (“Buyer”), is acquiring all of the outstanding membership interests of the Pledgor from Pledgee, subject to the terms and conditions of and in exchange for certain consideration to be delivered to Pledgee as described in the Purchase Agreement, including without limitation the issuance by Bloomios to Pledgee of a non-negotiable convertible secured subordinated promissory note in favor of Pledgee in the principal amount of Five Million Dollars ($5,000,000) (the “Note”).

B. Payment of amounts outstanding under the Note, including without limitation, payment of the principal amount outstanding from time to time and all accrued interest on such principal amount, regardless of whether accruing before or after the commencement of a bankruptcy or similar proceeding, and performance by Bloomios of its other obligations under the Note (collectively, the “Obligations”) are being secured by the pledge herein by Pledgor of all of Pledgor’s assets to Pledgee.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows:

1. Security Interest and Collateral. To secure the full and timely payment and performance of the Obligations, Pledgor hereby assigns, transfers, and grants to Pledgee a security interest in all of its right, title, and interest in and to all of Pledgor’s assets, including, without limitation:

(a) accounts, commercial tort claims, deposit accounts, contract rights, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, general intangibles, payment intangibles, securities, security entitlements and other investment property, software, letter of credit rights, health-care insurance receivables, and other rights to payment of every kind now existing or at any time hereafter arising;

(b) inventory, goods held for sale or lease or to be furnished under contracts for service, or goods so leased or furnished, now or at any time hereafter owned or acquired by Pledgor, wherever located, and all products thereof, whether in the possession of Pledgor, any warehousemen, any bailee or any other Person, or in process of delivery, and whether located at Pledgor's place or places of business or elsewhere;

(c) warehouse receipts, bills of sale, bills of lading, and other documents of every kind (whether or not negotiable) in which Pledgor now has or at any time hereafter acquires any interest, and all additions and accessions thereto, whether in the possession or custody of Pledgor, any bailee or any other third party;

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(d) money and property previously, now or hereafter delivered to or deposited with Pledgor or otherwise coming into the possession, custody or control of Pledgor (or any agent or bailee of Pledgor) in any manner or for any purpose whatsoever during the existence of this Agreement and whether held in a general or special account or deposit for safekeeping or otherwise;

(e) all right, title, and interest of Pledgor under licenses, guaranties, warranties, management agreements, marketing or sales agreements, escrow contracts, indemnity agreements, insurance policies, service or maintenance agreements, supporting obligations, and other similar contracts of every kind in which Pledgor now has or at any time hereafter has or will have an interest;

(f) all equipment, machinery, furnishings, furniture, tools and other items of like nature and fixtures of every kind now existing or hereafter acquired, and all improvements, replacements, accessions, and additions thereto and embedded software included therein, whether located on any property owned or leased by Pledgor or elsewhere, including any of the foregoing now or at any time hereafter located at or installed on the land or in the improvements at any of the real property owned or leased by Pledgor, and all such goods after they have been severed and removed from any of the real property;

(g) all motor vehicles, boats, other rolling stock, if any, and related equipment of every kind now existing or hereafter acquired and all additions and accessories thereto, whether located on any property owned or leased by Pledgor or elsewhere;

(h) all rights now or hereafter accruing to Pledgor under contracts, leases, agreements, licenses, or other instruments to perform services, to hold and use land and facilities, and other instruments of every character and description, including those relating to indemnification, together with all extensions, modifications, supplements, renewals, amendments, assignments, and replacements of any of the foregoing, and also together with the rights of Pledgor to enforce any and all of the agreements, terms, covenants, and conditions therein and to give notices thereunder and to enforce all rights thereunder; and

(i) whatever is receivable or received when any of the foregoing or the proceeds thereof are sold, leased, collected, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment and returned premiums with respect to any insurance relating to any of the foregoing, and all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (all of the forgoing assets shall collectively be referred to hereafter as the “Collateral”).

2. Obligations Secured. The pledges, assignments, and grants of security interests made under this Agreement secure the full and timely payment and performance of the Obligations.

3. Representations and Warranties. Pledgor represents and warrants to Pledgee the following:

(a) Power and Authority. Pledgee has the requisite power and authority to execute, deliver, and perform its obligations under this Agreement.

(b) Ownership; Liens. Pledgee, upon consummation of the transactions contemplated by the Purchase Agreement, will be the legal and beneficial owner of the Collateral, free and clear of liens, other than the liens and related security interests created hereby and those liens and security interests granted by Bloomios and each of its subsidiaries (including without limitation Pledgor), to the holders (collectively “Senior Creditor”) of those certain 15.0% Original Issue Discount Senior Secured Convertible Debentures dated as of October 26, 2022 in the collective aggregate principal amount of $9,372,500 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, collectively, the “Senior Secured Debentures”), issued by Bloomios to the purchasers party to that certain Securities Purchase Agreement dated as of October 26, 2022, by and among Bloomios and the purchasers party thereto (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Financing SPA”), which Senior Secured Debentures are secured pursuant to that certain Security Agreement dated of October 26, 2022 securing the obligations of Bloomios under the Senior Secured Debentures (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Senior Security Agreement”) by and among the Pledgor and Bloomios as debtors, the other subsidiaries of Bloomios party thereto as debtors, the Secured Parties (as defined in the Senior Security Agreement, the “Senior Secured Parties”), and Walleye Opportunities Master Fund Ltd, as agent on behalf of the Senior Secured Parties (the “Senior Agent”).

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4. Agreements Regarding the Collateral.

(a) Payment. Pledgor shall have no right to dispose of any Collateral without the prior written consent of Pledgee, except in the ordinary course of business and except for obsolete equipment. Pledgor shall account fully and faithfully to Pledgee for all proceeds from the disposition of any Collateral.

(b) Control. The Collateral shall remain in Pledgor's possession or control. Pledgor shall bear all expenses and risk of loss with respect to the Collateral at all times hereafter.

(c) Discretionary Payment of Taxes or Liens by Pledgee. Pledgee may, at its option and in its sole discretion, make payments to discharge taxes or liens at any time levied or placed on the Collateral and take any other action it deems necessary to obtain, preserve, and enforce the security interest granted herein and its rights and remedies hereunder and to maintain and preserve the Collateral. Any payments or other expenses so incurred by Pledgee hereunder shall become and be deemed to be part of the Obligations.

(d) Further Assurances. Pledgor shall do, make, procure, execute, and deliver all acts, things, writings, and assurances as Pledgee may reasonably request in order to protect, assure, or enforce its interest, rights, and remedies hereunder.

(e) Inspections of Collateral. Until all of the Obligations are paid in full, and in addition to any other rights that Pledgee may have under the Note, Pledgee (or its authorized agents or representatives) may, once in each calendar quarter hereafter, conduct a physical inspection of the Collateral and review (and make copies of) the books, records, contracts and documents of Pledgor pertaining to the Collateral. Upon reasonable notice to Pledgor that Pledgee wishes to conduct such an inspection or review of the Collateral, Pledgor shall reasonably cooperate to provide Pledgee access (or arrange for its authorized agents or representatives to have access) at reasonable times and in a manner so as not to interfere with the normal business operations of Pledgor.

5. Events of Default. In addition to any breach hereof by Pledgor, the occurrence of any of the Events of Default under the Note (as such events are defined in the Note) shall constitute an event of default under this Agreement (each, an "Event of Default").

6. Rights of Pledgee upon Event of Default. If an Event of Default occurs, Pledgee shall have all of the rights and remedies available to it under this Agreement and the Note, which rights and remedies shall not be exclusive of any other rights or remedies available to Pledgee under applicable law.

7. Waivers. Pledgor waives any action on delinquency in respect of the Obligations, including any right to require Pledgee to sue Pledgor with respect to the Obligations or otherwise to enforce payment of the Obligations against any collateral securing the Obligations. Pledgor further waives notice of: (a) Pledgee's acceptance of this Agreement or its intention to act or its actions in reliance on this Agreement; (b) the present existence or future incurring of any Obligations or any terms or amounts of any Obligations or any change in any Obligations; (c) any default by Pledgor; (d) the obtaining of any pledge, assignment, or other security for any Obligations; (e) the release of any Collateral; (h) any renewal, extension or modification of the terms of any Obligation or of the obligations or any instruments or agreements evidencing the same; and (i) any other demands or notices whatsoever with respect to the Obligations or this Agreement. Pledgor further waives notice of presentment, demand, protest, notice of nonpayment, and notice of protest in relation to any instrument or agreement evidencing any Obligation.

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8. Hold Harmless. Pledgor shall indemnify and hold Pledgee and its officers, directors, managers, stockholders, members, employees, agents, representatives, controlling persons and each of their affiliates (each an "Indemnified Party") harmless from all liability, loss, damage, or expense, including reasonable attorneys' fees and costs, that the Indemnified Party may incur resulting from, arising out of, or relating to the Indemnified Party's good faith efforts to comply with or enforce the terms of this Agreement. Pledgor's indemnification obligations under this section shall not apply to the extent that any liability, loss, damage, or expense for which indemnification is sought arises out of or is based solely upon the Indemnified Party's willful misconduct, gross negligence or fraud. The covenants set forth in this section shall survive termination of this Agreement indefinitely.

9. Filing of Financing Statements. Pledgee may file one or more financing statements against Pledgor relating to the Collateral, which may, at Pledgee’s option, describe the Collateral as “all assets”.

11. Notices. All notices, requests, demands, or other communications required, permitted or desired to be given under or in accordance with this Agreement shall be in writing and deemed given upon: (a) personal delivery; (b) confirmed delivery by a standard overnight courier or when delivered by hand; or (c) electronic transmission via email, provided that, concurrent therewith, such notice is also delivered in writing via either of the delivery methods in Subsection 11(b) above:

(a) if to Pledgor:	Infusionz LLC c/o Bloomios, Inc. 701 Anacapa Street, Suite C Daytona Beach, FL 32114 Attention: Barrett Evans, President and Chief Strategy Officer Direct Dial: Email:

With a copy to:	Lucosky Brookman LLC 101 S. Wood Avenue Iselin, NJ 08830 Attention: Seth Brookman, Esq. Direct Dial: Email:

(b) if to Pledgee:	Upexi, Inc. 17129 US Hwy 19 N. Clearwater, Florida 33760 Attention: Andrew J. Norstrud, CFO Direct Dial: Email:

With a copy to:	Dickinson Wright PLLC 350 E. Las Olas Boulevard, Suite 1750 Ft. Lauderdale, FL 33301 Attention: Clint Gage, Esq. Direct Dial: Email:

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12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and may be delivered by facsimile or electronic transmission.

13. Amendments and Waivers. No amendment, modification, replacement, termination, or cancellation of any provision of this Agreement shall be valid, unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, may be deemed to extend to any previous or future default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising because of any previous or future default, misrepresentation, or breach of warranty or covenant under this Agreement.

14. Governing Law. This Agreement and the performance of the obligations of the Parties shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice of law principles that would require the application of the law of another jurisdiction.

15. Assignment. Neither Party hereto may assign its rights under this Agreement or delegate any of its duties or obligations under this Agreement.

17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator shall have the power to modify the provision in a manner consistent with its objectives.

18. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any other agreement or document to be executed or delivered pursuant to this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ and experts’ fees, costs, and disbursements in addition to any other relief to which such Party may be entitled.

20. WAIVER OF JURY TRIAL. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING INVOLVING THIS AGREEMENT. THIS AGREEMENT, INCLUDING SPECIFICALLY THIS PROVISION, IS A MATERIAL INDUCEMENT FOR PLEDGEE TO ACCEPT THE NOTE AS CONSIDERATION.

21. Subordination. Notwithstanding anything to the contrary set forth herein, Pledgee understands and hereby acknowledges that the obligations of Pledgor under this Agreement and the obligations of Bloomios under the Note, including without limitation repayment of all amounts outstanding under the Note (the “Subordinated Debt”), are subordinate and junior in all respects to any obligations of Pledgor and Bloomios, as applicable, under (i) the Senior Secured Debentures, and (ii) the Senior Security Agreement, and subject to the the terms and conditions to the Subordination Agreement (defined below). Pledgee further acknowledges that it has entered into that certain Intercreditor and Subordination Agreement dated as of October 26, 2022 by and among the Pledgee as subordinated creditor and the Senior Agent (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Subordination Agreement”) providing for, among other things, the subordination of (i) the obligations and rights of Bloomios and the Pledgee respectively under the Note and (ii) Pledgee’s obligations and the Pledgor’s rights under this Agreement, including without limitation the subordination of any security interest granted to Pledgee hereunder, to the Senior Liabilities (as defined in the Subordination Agreement). Accordingly, the payment of all of the Obligations is hereby expressly subordinated to the extent and in the manner set forth in the Subordination Agreement and the performance of the Pledgor of its obligations hereunder is subject in all respects to the terms of the Subordination Agreement. Unless and until all debt owed to the Senior Creditor (the “Senior Debt”) has been paid in full, Pledgee shall not, except as otherwise specifically permitted by the Subordination Agreement, (a) ask, demand, sue for, take or receive, or retain, from Pledgor or any other person or entity, by setoff or in any other manner, payment of all or any part of the Subordinated Debt, (b) take any other enforcement action with respect to the Subordinated Debt, (c) forgive, cancel or discharge any of the Subordinated Debt, (d) ask, demand or receive any security for the Subordinated Debt, (e) amend the Note or this Agreement or any other agreement, instrument or document evidencing or executed in connection with the Subordinated Debt, (f) bring or join with any creditor in bringing any insolvency proceeding against Pledgor, or (e) take any other action in contravention of any agreement or covenant of the Pledgee set forth in the Subordination Agreement. Pledgee hereby directs Pledgor to make such prior payment of the Senior Debt to Senior Creditor. Notwithstanding the foregoing, and provided any such payments are permitted under the Subordination Agreement, Bloomios may make, and Pledgee may receive and retain, payments of principal and interest under and pursuant to the terms of the Note. Each of the Parties hereby agree and acknowledge that in the event of any conflict between the terms and provisions the Subordination Agreement and this Agreement, the terms and provisions of the Subordination Agreement shall govern and control.

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22. Interpretation and Construction. The words “include,” “includes,” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties and their attorneys have negotiated this Agreement, and the language of this Agreement shall not be construed for or against any Party as drafter. A reference to a section or schedule shall mean a section in or schedule to this Agreement, unless otherwise explicitly stated. The schedules and other attachments, if any, identified in this Agreement are intended to be and by reference hereby are incorporated by such reference and are made a part hereof.

23. Automatic Termination. This Agreement shall terminate automatically upon fulfillment or expiration of the Obligations, including without limitation, repayment in full of all amounts due or outstanding under the Note, whereupon the Pledgee shall promptly file any all instruments or documents necessary, or reasonably requested by Pledgor, to extinguish the rights granted hereunder or under any filing made by the Pledgee with respect to or in connection with the Collateral or the secured interests granted hereby.

[Remainder of this Page Intentionally Blank – Signature Page Follows this Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INFUSIONZ LLC, Pledgor By Bloomios, Inc., its Manager

By:
Name:	Michael Hill
Its:	Chief Executive Officer

UPEXI, INC., Pledgee

By:
Name:	Allan Marshall
Title:	Chief Executive Officer

[Signature page to Infusionz LLC – Upexi, Inc. Pledge and Security Agreement]

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